UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2010

Commission file number 0-7843

4Kids Entertainment, Inc. (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2691380 (I.R.S. Employer Identification No.)

1414 Avenue of the Americas New York, New York 10019 (212) 758-7666 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 12, 2010, the New York Stock Exchange (the “NYSE”) issued a press release announcing the commencement of suspension procedures with respect to the 4Kids Entertainment, Inc.’s (the “Company”) common stock due to the Company’s failure to maintain average global market capitalization over a consecutive 30 trading day period of not less than $15 million.

The Company has a right to a review of the NYSE’s determination by a Committee of the Board of Directors of NYSE Regulation (the “Committee”). The NYSE indicated that a suspension date will be announced at such time as i) the Company does not request a review by the Committee within 10 business days of the NYSE’s press release; ii) the subsequent review of the Committee determines that the Company should be suspended; iii) the Company is approved to commence trading in another securities marketplace or; iv) there are other material developments.

The Company is considering whether to request a review of the determination by the NYSE. If the Company does not request a review or if its common stock is suspended from trading on the NYSE, it is expected that the Company will make arrangements for its common stock to trade on the over-the-counter market.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

              (c) Exhibits

            Exhibit                                                                       Description

              99.1                                    Press release issued by 4Kids Entertainment, Inc. dated May 13, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 13, 2010

4KIDS ENTERTAINMENT, INC. BY: /s/ Bruce R. Foster Bruce R. Foster Executive Vice President and Chief Financial Officer